Exhibit 10.2

STRUCTURE THERAPEUTICS USA INC.

September 12, 2024

Blai Coll, MD, Ph.D

[***]

Email: [***]

Re:Employment Terms

Dear Blai:

Structure Therapeutics USA Inc. (the “Company”) is pleased to offer you continued employment under the terms set forth in this offer letter agreement, which, if accepted, will be effective on September 18, 2024 (the “Start Date”).

Position

Your position will be Chief Medical Officer, responsible for performing such duties as are assigned to you from time to time, reporting to Raymond Stevens, Chief Executive Officer. Your primary office location will be your personal residence in Southern California, although you may work at such other locations as mutually agreed. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Compensation and Benefits

Your base salary will be paid at the rate of $475,000.00 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

You will also continue to be eligible to earn an annual discretionary bonus with a target payout percentage of 40% of your annual earned base salary.  The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant.  The Company will pay you this bonus, if any, no later than March 15th of the following calendar year.  The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

During your employment, you will continue to be eligible to participate in the benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies.  Currently, exempt employees do not accrue vacation and are not subject to any limits in how much vacation they take per year.  Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee.  An employee’s ability to take vacation is not a form of additional wages for services performed, but rather evidences the Company’s commitment to provide exempt employees with a flexible work schedule.  Since vacation is not allotted or accrued, there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination.  A full description of current benefits is available for your review.  The Company may change compensation and benefits from time to time in its discretion.

Equity

You were previously granted certain equity awards from the Company and Structure Therapeutics Inc. (the “Cayman Parent”), which will continue to be governed by the applicable equity awards grant documents and equity incentive plan(s). As part of this offer of continued employment, subject to approval by the Board of Directors (the “Board”) or the Compensation Committee of the Board of Cayman Parent, following your Start Date, you will be granted (i) an option to purchase 111,000 ordinary shares (37,000 ADSs) of the Cayman Parent (the “Option”) and (ii) a restricted share unit award in respect of 90,600 ordinary shares (30,200 ADSs) of the Cayman Parent (the “RSUs”).  The Option (including determination of the exercise price) and RSUs will be governed by the terms and conditions of the Cayman Parent’s 2023 Equity Incentive Plan (the “Plan”) and the applicable award agreement thereunder.  The Option will vest over four years, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and the remaining shares vesting in 36 equal monthly installments thereafter, subject to your Continuous Service (as defined in the Plan) through each such date.  The RSUs will vest over four years, with 1/4th of the shares vesting on each of the first, second, third and fourth anniversaries of the vesting commencement date, subject to your Continuous Service through each such date.  The vesting commencement dates applicable to the Option and RSUs will be specified in your award agreements.

Severance

You will be eligible to participate in the Structure Therapeutics Inc. Severance and Change in Control Plan, pursuant to the terms and conditions set forth therein, and provided that the Company and you execute a Participation Agreement (as defined and set forth in such plan).

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of continued employment, you agree to sign and abide by the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company.  You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.  You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will,” except where prohibited by state law.  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company.

As a full-time exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Conditions and Complete Agreement

This offer letter agreement supersedes the offer letter between you and the Company, dated April 8, 2022 and you acknowledge and agree that nothing in this offer letter agreement triggers entitles you to any severance or other benefits under such prior offer letter, and that you are no longer entitled to or eligible for any compensation or benefits under such prior offer letter.

Your signed Arbitration Agreement with the Company remains in full force and effect and binding upon you.

This letter, together with your Employee Confidential Information and Invention Assignment Agreement and Arbitration Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a duly authorized officer of the Company.  If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This letter may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

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Please sign and date this letter, and enclosed Employee Confidential Information and Inventions Assignment Agreement, and return it to me by September 12, 2024, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Raymond Stevens
Raymond Stevens
Chief Executive Officer

Understood and Accepted:

/s/ Blai Coll Crespo	9/13/2024
Blai Coll	Date

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